As filed with the Securities and Exchange Commission on September 24, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

HUGHES SUPPLY, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	59-0559446 (I.R.S. Employer Identification No.)

20 North Orange Avenue, Suite 200, Orlando, Florida (Address of Principal Executive Office)	32801 (Zip Code)

HUGHES SUPPLY, INC.
1997 EXECUTIVE STOCK PLAN
(Full title of the plan)

J. Stephen Zepf
Chief Financial Officer
Hughes Supply, Inc.
20 North Orange Avenue, Suite 200
Orlando, Florida 32801
(Name and address of agent for service)

(407) 841-4755
(Telephone number, including area code, of agent for service)

Copies of Communications To:
Benjamin P. Butterfield General Counsel and Secretary Hughes Supply, Inc. 20 North Orange Avenue, Suite 200 Orlando, Florida 32801 (407) 841-4755	Tom McAleavey Holland & Knight LLP P.O. Box 1526 200 South Orange Avenue, Suite 2600 Orlando, Florida 32801 (407) 425-8500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $1.00 per share	500,000	$28.45	$14,225,000	$1,308.70
Rights to Purchase Series A Junior Participating Preferred Stock, no par value per share (3)	500,000	N/A	N/A	N/A

(1)
Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of outstanding Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Estimated solely for the purpose of determining the registration fee and calculated in accordance with Rule 457 (h)(1) under the Securities Act based on the average high and low sales price of the Registrant’s Common Stock on September 23, 2002, as reported by the New York Stock Exchange.

(3)
The rights (the “Rights”) to purchase the Series A Junior Participating Preferred Stock will be attached to and traded with shares of the Registrant’s Common Stock. Value attributable to such Rights, if any, will be reflected in the market price of the shares of the Registrant’s Common Stock.

EXPLANATORY NOTE

This Registration Statement has been filed pursuant to General Instruction E to Form S-8 to register 500,000 additional securities to be offered pursuant to the Hughes Supply, Inc. 1997 Executive Stock Plan. A registration statement on Form S-8 was filed on June 30, 2000 (Registration No. 333-40664) to register 1,750,000 shares of Common Stock offered pursuant to the Hughes Supply, Inc. 1997 Executive Stock Plan. That registration statement is currently effective and its contents are incorporated herein by reference.

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PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 25, 2002 (File No. 001-08772);

(2)  The Registrant’s amendment to Annual Report on Form 10-K/A filed on August 28, 2002 (File No. 001-08772);

(3)  The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2002 (File No. 001-08772);

(4)  The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 2, 2002 (File No. 001-08772);

(5)  The Registrant’s Proxy Statement for the Annual Meeting of Shareholders held on May 21, 2002, as filed with the Commission on April 17, 2002 (File No. 001-08772);

(6)  The description of the Registrant’s Common Stock contained in the Form 8-A dated May 22, 1998 as filed with the Commission under Section 12 of the Exchange Act (File No. 001-08772); and

(7)  The description of the Rights contained in the Form 8-A dated May 22, 1998 as filed with the Commission under Section 12 of the Exchange Act (File No. 001-08772).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing such documents.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 607.0850 of the Florida Business Corporation Act permits, and in some cases requires, the Registrant as a Florida corporation to indemnify a director, officer, employee, or agent of the Registrant, or any person serving at the request of the Registrant in any such capacity with respect to another entity, against certain expenses and liabilities incurred as a party to any proceeding, including, among others, a proceeding under the Securities Act of 1933, as amended (the “Securities Act”), brought against such person by reason of the fact that such person is or was a director, officer, employee, or agent of the Registrant or is or was serving in such capacity with respect to another entity at the request of the Registrant. With respect to actions other than in the right of the Registrant, such indemnification is permitted if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. Termination of any such action by judgment, order, settlement or conviction or a plea of nolo contendere, or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, or with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

With respect to any action threatened, pending or completed in the right of the Registrant to procure a judgment in its favor against any such person, the Registrant may indemnify any such person against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, including the appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which any such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duties to the Registrant unless the court in which the action was brought determines that despite the adjudication of liability, but in view of all the circumstances in the case, such person is fairly and reasonably entitled to indemnity for such expenses.

Section 607.0850 also provides that if any such person has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether brought in the right of the Registrant or otherwise, such person shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith. If any director or officer does not succeed upon the merits or otherwise in defense of an action, suit or proceeding, then unless pursuant to a determination made by a court, indemnification by the Registrant shall be made only as authorized in the specific case upon a determination that indemnification of the director or officer is proper because he or she has met the applicable standard of conduct. Any such determination may be made:

(a)  By the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit, or proceeding;

(b)  If such a quorum is not obtainable or, even if obtainable, by a majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(c)  By independent legal counsel selected by the Board of Directors prescribed in paragraph (a) or the committee prescribed in paragraph (b), or if a quorum of the directors cannot be obtained for paragraph (a) or the committee cannot be designated under paragraph (b), selected by a majority vote of the full Board of Directors (in which directors who are parties may participate); or

(d)  By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to the proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

Section 607.0850 also contains a provision authorizing corporations to purchase and maintain liability insurance on behalf of its directors and officers. For some years the Registrant has maintained an insurance policy which insures directors and officers of the Registrant against amounts the director or officer is obligated to pay in respect of his legal liability, whether actual or asserted, for any negligent act, any error, any omission or any breach of duty which, subject to the applicable limits and terms of the policy, include damages, judgments, settlements, costs of investigation, and costs, charges and expenses incurred in the defense of actions, suits, or proceedings or appeals thereto, subject to the exceptions, limitations and conditions set forth in the policy.

The Registrant’s By-Laws contain provisions making indemnification of the Registrant’s directors and officers mandatory to the full extent permitted by Section 607.0850, including circumstances in which indemnification is otherwise discretionary. The By-Laws also provide for advancement of expenses of directors and officers in connection with a proceeding for which the director or officer it entitled to indemnity and specifically authorize the Registrant to obtain insurance to cover directors and officers.

ITEM 8.    EXHIBITS.

4.1	Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended April 30, 1997 as filed with the Commission).

4.2	Form of Articles of Amendment to Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 99.2 to Form 8-A dated May 22, 1998 as filed with the Commission).

4.3	Composite By-laws, as amended, of the Registrant (incorporated by reference to Exhibit 3.2 to Form 10-Q for the quarter ended October 31, 1999 as filed with the Commission).

4.4	Form of certificate representing shares of the Registrant’s common stock, $1.00 par value

(incorporated by reference to Exhibit 4.1 to Form 10-Q for the quarter ended July 31, 1997 as filed with the Commission).

4.5
Rights Agreement dated as of May 20, 1998 between Hughes Supply, Inc. and American Stock Transfer & Trust Registrant (incorporated by reference to Exhibit 99.2 to Form 8-A dated May 22, 1998 as filed with the Commission).

5.1	Opinion of Benjamin P. Butterfield, Esq.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Benjamin P. Butterfield, Esq. appears in his opinion filed as Exhibit 5.1

24.0	Power of Attorney (included in the signature page in Part II of the Registration Statement)

99.1	Hughes Supply, Inc. 1997 Executive Stock Plan (as amended).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on September 24, 2002.

HUGHES SUPPLY, INC.

By:	/s/ David H. Hughes
David H. Hughes Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David H. Hughes and J. Stephen Zepf, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DAVID H. HUGHES David H. Hughes	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 24, 2002

/s/ J. STEPHEN ZEPF J. Stephen Zepf	Chief Financial Officer (Principal Financial and Accounting Officer)	September 24, 2002

/s/ THOMAS I. MORGAN Thomas I. Morgan	President, Chief Operating Officer and Director	September 24, 2002

/s/ VINCENT S. HUGHES Vincent S. Hughes	Director	September 24, 2002

/s/ JOHN D. BAKER II John D. Baker II	Director	September 24, 2002

/s/ ROBERT N. BLACKFORD Robert N. Blackford	Director	September 24, 2002

/s/ H. CORBIN DAY H. Corbin Day	Director	September 24, 2002

/s/ WILLIAM P. KENNEDY William P. Kennedy	Director	September 24, 2002

/s/ AMOS R. MCMULLIAN Amos R. McMullian	Director	September 24, 2002

/s/ ANTIONETTE L. JENNINGS Antionette L. Jennings	Director	September 24, 2002

INDEX OF EXHIBITS

5.1	Opinion of Benjamin P. Butterfield, Esq.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Benjamin P. Butterfield, Esq. appears in his opinion filed as Exhibit 5.1

24.0	Power of Attorney (included in the signature page in Part II of the Registration Statement)

99.1	Hughes Supply, Inc. 1997 Executive Stock Plan (as amended).